EXHIBIT 12


                        JONES APPAREL GROUP, INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                          Year Ended December 31,
                                   ------------------------------------
                                       1999          1998          1997
                                   --------      --------      --------

Income before income taxes........ $314,559      $251,811      $194,609
                                   --------      --------      --------
Fixed charges
  Interest expense and
    amortization of
    financing costs...............   66,883        11,845         3,584
  Portion of rent expense
    representing interest.........   35,458         9,116         7,379
                                   --------      --------      --------
Total fixed charges excluding
  capitalized interest............  102,341        20,961        10,963
Capitalized interest..............        -           671           370
                                   --------      --------      --------
Total fixed charges...............  102,341        21,632        11,333
                                   --------      --------      --------
Income before income taxes and
  fixed charges................... $416,900      $272,772      $205,572
                                   ========      ========      ========
Ratio of earnings to
  fixed charges...................      4.1          12.6          18.1
                                   ========      ========      ========